Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries Announces Election of New Director

CHARLOTTE, N.C., August 1, 2012 — EnPro Industries (NYSE: NPO) announced today that Thomas M. Botts has been elected to the company’s Board of Directors. Mr. Botts is executive vice president, global manufacturing, Shell Downstream Inc., and is responsible for Shell’s global manufacturing business, which includes all of Shell’s refineries and chemical complexes around the world.

Mr. Botts joined Shell in 1977 as a production engineer and has served in a number of corporate and operating roles in his career. Prior to assuming his current position, he was executive vice president for exploration and production (E&P) in Europe, leading Shell’s largest E&P unit. He held those responsibilities from 2003 to 2009, when he was named to his current role. He is a member of the board of directors of the National Association of Manufacturers, a member of the American Petroleum Institute Downstream Committee, a member of the council of overseers for the Jones Graduate School of Business at Rice University, and a member of the Society of Petroleum Engineers.

“We welcome Tom to the EnPro board and look forward to his contributions,” said Gordon Harnett, chairman. “We are confident that our company and its shareholders will be served well by his experiences in Shell’s worldwide organization, his insights as the senior manager of a large and complex global manufacturing business, and his expertise in key markets for our products.”

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.